April 24, 2000



IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota  55440

Gentlemen:

This opinion is furnished in connection with the Post-Effective Amendment No. 1 (Amendment) by IDS Life Insurance Company for the filing of the Flexible Premium Variable Life Insurance Policy ("the VUL-3 Policy"), File No. 333-69777, under the Securities Act of 1933. The prospectus included on Form S-6 (File No. 333-69777) in the Amendment describes the VUL-3 Policy. I am familiar with the VUL-3 Policy, the Amendment and the exhibits thereto. In my opinion, the illustrations of Death Benefits, Policy Values, and Surrender Values included in the section of the prospectus entitled "Illustrations", under the assumptions stated in that section, are consistent with the provisions of the VUL-3 Policy.

I hereby consent to the use of this opinion as an exhibit to the registration statement and to the reference to my name under the heading "Experts" in this prospectus.

Very Truly Yours,


/s/  Mark Gorham
     Mark Gorham, F.S.A., M.A.A.A.
     Actuarial Director - Insurance Product Development